SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary proxy statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive proxy statement

☐	Definitive additional materials

☐	Soliciting material pursuant to §240.14a-12

HARBOR BANKSHARES CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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HARBOR BANKSHARES CORPORATION

25 West Fayette Street

Baltimore, Maryland 21201

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD APRIL 20, 2005

To Our Stockholders:

The 2005 Annual Meeting of Stockholders of Harbor Bankshares Corporation will be held at Harbor Inn—Pier 5 Hotel, 711 Eastern Avenue, Baltimore, Maryland 21202 on Wednesday, April 20, 2005, at 12:00 noon, Eastern Time, for the following purposes:

1.	To elect five Class I directors, each to serve for a three-year term.

2.	To transact such other business as may properly come before the annual meeting and any adjournment or postponement of the meeting.

Only stockholders of record at the close of business on March 4, 2005 are entitled to notice of and to vote at the annual meeting and any adjournment or postponement of the meeting.

By Order of the Board of Directors

George F. Vaeth, Jr.
Corporate Secretary

Baltimore, Maryland

March 18, 2005

Your Vote Is Important

Please promptly sign, date and return the enclosed proxy card. If you attend the annual meeting and decide that you wish to vote in person or for any other reason desire to revoke your proxy, you can do so at any time prior to its use.

HARBOR BANKSHARES CORPORATION

25 West Fayette Street

Baltimore, Maryland 21201

PROXY STATEMENT

INTRODUCTION

This proxy statement is being mailed on or about March 18, 2005 to stockholders of Harbor Bankshares Corporation (the “Company”) in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board of Directors”) to be used at the Company’s 2005 Annual Meeting of Stockholders (the “Annual Meeting”) to be held at Harbor Inn - Pier 5 Hotel, 711 Eastern Avenue, Baltimore, Maryland 21202, on Wednesday, April 20, 2005, at 12:00 noon, Eastern Time, and at any adjournments or postponements of the Annual Meeting. The purposes of the Annual Meeting are set forth in the accompanying Notice of Annual Meeting of Stockholders.

Proxies and Voting

The accompanying proxy is solicited by the Board of Directors. The Board of Directors has selected Joseph Haskins, Jr. and George F. Vaeth, Jr., or either of them, to serve as proxies with full power of substitution. Any stockholder executing a proxy has the power to revoke the proxy at any time before it is voted. This right of revocation is not limited or subject to compliance with any formal procedure. Any stockholder may attend the Annual Meeting and vote in person whether or not he or she has previously given a proxy.

The cost of solicitation of proxies and preparation of proxy materials will be borne by the Company. The solicitation of proxies will generally be by mail and by directors, officers and employees of the Company and its principal subsidiary, The Harbor Bank of Maryland (the “Bank”), without additional compensation to them. In some instances solicitation may be made by telephone or telegraph, the costs of which will be borne by the Company. The Company may also reimburse brokers, custodians, nominees and other fiduciaries for reasonable out-of-pocket and clerical expenses for forwarding proxy materials to their principals.

The Annual Report of the Company, including consolidated financial statements for the fiscal year ended December 31, 2004, is being mailed to the Company’s stockholders concurrently with this proxy statement. Stockholders of the Company may obtain, without charge, a copy of the Company’s Form 10-KSB, as filed with the Securities and Exchange Commission (the “SEC”), upon written request to Teodoro J. Hernandez, Vice President and Treasurer, Harbor Bankshares Corporation, 25 West Fayette Street, Baltimore, Maryland 21201.

Outstanding Shares and Voting Rights

Only stockholders of record at the close of business on March 4, 2005 will be entitled to vote at the Annual Meeting. As of such date, there were outstanding and entitled to vote 672,192 shares of common stock, par value $.01 per share (the “Common Stock”), of the Company, each of which is entitled to one vote at the Annual Meeting. Cumulative voting is not permitted for the election of directors.

ELECTION OF DIRECTORS

The charter and by-laws of the Company provide that the directors shall be classified into three classes as equal in number as possible, with each director serving a three-year term. Currently, the Board of Directors is composed of 14 members with Classes I and III each consisting of five members and Class II consisting of four members. The Board of Directors currently also has two open board seats which will remain open until suitable candidates are located. The terms of the Class I directors expire in April 2005.

Directors are elected by a plurality of the votes cast by the holders of shares of Common Stock present in person or represented by proxy at the Annual Meeting with a quorum present. Abstentions and broker non-votes are not considered to be votes cast.

Nominees

Unless otherwise indicated in the enclosed proxy, the persons named in such proxy intend to nominate and vote for the election of the five nominees for the office of Class I director of the Company, to serve as Class I directors for three years and until their respective successors have been duly elected and qualified. All the nominees currently serve as directors on the Board of Directors. The Board of Directors is not aware that any nominee named in this proxy statement will be unable or unwilling to accept nomination or election. Should any nominee for the office of director become unable to accept nomination or election, the persons named in the proxy will vote for the election of such other persons, if any, as the Board of Directors may recommend.

The names and ages of persons nominated by the Board of Directors, their principal occupations and business experience for the past five years, and certain other information are set forth below. The address of each such person is c/o Harbor Bankshares Corporation, 25 West Fayette Street, Baltimore, Maryland 21201.

Directors to be elected at the 2005 Annual Meeting to serve until the

2008 Annual Meeting (Class I)

Name of Nominee	Information Regarding Nominee
James H. DeGraffenreidt, Jr.	Mr. DeGraffenreidt is 51 years old and has served as a director of the Company and of the Bank since 1996. He is Chairman and Chief Executive Officer of WGL Holdings, Inc., distributors of natural gas.

Joe Louis Gladney	Mr. Gladney is 70 years old and has served as a director of the Company since its formation in 1992 and of the Bank since 1982. He is President of Gladney Transportation & Oil Company, a heating oil sales and bus transportation company.

Louis J. Grasmick	Mr. Grasmick is 75 years old and has served as a director of the Company since its formation in 1992 and of the Bank since 1982. He is Chief Executive Officer of Louis J. Grasmick Lumber Company, Inc.

Joseph Haskins, Jr.	Mr. Haskins is 57 years old and has served as a director of the Company since its formation in 1992 and of the Bank since 1980. He has served as Chief Executive Officer of the Company since its formation in 1992, Chairman of the Board of the Company and the Bank since 1995 and Chief Executive Officer of the Bank since 1987.

John D. Ryder	Mr. Ryder is 57 years old and has served as a director of the Company and the Bank since January 2000. He was President and Chief Operating Officer of Metro Food Markets, a supermarket chain, until 2000. He was President of AXS Technologies, a software company, until July 2003. Currently, he is President of Tree Top Kids, Inc.

Continuing Directors

The following information is provided with respect to directors who will continue to serve as directors of the Company until the expiration of their terms at the times indicated.

Directors to serve until the 2006 Annual Meeting (Class II)

Name of Class II Director	Information Regarding Class II Director

Nathaniel Higgs	Reverend Higgs is 74 years old and has served as a director of the Company since its formation in 1992 and of the Bank since 1981. From December 1966 to December 2002, he served as the Pastor of Southern Baptist Church and has now retired.

Delores G. Kelley	Dr. Kelley is 68 years old and has served as a director of the Company since its formation in 1992 and of the Bank since 1980. She is a retired educator and Senator in the Maryland State Senate.

Erich March	Mr. March is 53 years old and has served as a director of the Company since its formation in 1992 and of the Bank since 1981. He is Vice President of March Funeral Homes, Inc.

Stanley W. Tucker	Mr. Tucker is 57 years old and has served as a director of the Company and of the Bank since 1996. He is President of Meridian Management Company, Inc., which is the managing general partner of MMG Ventures L.P., an investment management company.

Directors to serve until the 2007 Annual Meeting (Class III)

Name of Class III Director	Information Regarding Class III Director

John Paterakis	Mr. Paterakis is 76 years old and has served as a director of the Company since its formation in 1992 and of the Bank since 1982. He is President and Chief Executive Officer of H & S Bakery, Inc. and Northeast Foods, Inc.

James Scott, Jr.	Mr. Scott is 47 years old and has served as a director of the Company and the Bank since November 2000. He is a principal of Pennan & Scott P.C., an accounting firm. Mr. Scott is a certified public accountant.

Edward St. John	Mr. St. John is 67 years old and has served as a director of the Company since its formation in 1992 and of the Bank since 1990. He is President and Chief Executive Officer of M.I.E. Investment Company, a real estate development company.

Walter S. Thomas	Pastor Thomas is 54 years old and has served as a director of the Company and the Bank since November 2000. He is the Pastor of New Psalmist Church.

George F. Vaeth, Jr.	Mr. Vaeth is 71 years old and has served as a director of the Company since its formation in 1992 and of the Bank since 1981. He has served as Secretary of the Company since its formation and of the Bank since 1986. He is an architect with G.V.A., an architectural and interior design firm.

STOCK OWNERSHIP

There were 672,192 shares of the Common Stock issued and outstanding on March 4, 2005. The following table shows the beneficial ownership of the Common Stock as of this date by: (1) each of the Company’s current named executive officers and directors and (2) all of the Company’s current directors and executive officers as a group.

Name of Beneficial Owner(1)(2)	Number of Shares Beneficially Owned(3)	Percentage of Shares Beneficially Owned
Joseph Haskins, Jr. (4)	92,978	12.85%
Teodoro J. Hernandez (5)	8,992	1.34
James H. DeGraffenreidt, Jr. (6)	13,928	2.04
Joe Louis Gladney (7)	40,333	5.95
Louis J. Grasmick (8)	23,227	3.39
Nathaniel Higgs (9)	9,545	1.41
Delores G. Kelley (10)	20,567	3.00
Erich March (11)	29,737	4.34
John Paterakis (12)	58,789	8.76
John D. Ryder	3,219	*
James Scott, Jr. (13)	3,747	*
Edward St. John	13,488	2.01
Walter S. Thomas (14)	228	*
Stanley W. Tucker (15)	43,268	6.44
George F. Vaeth, Jr. (16)	21,982	3.22
All directors and executive officers as a group (15 persons) (17)	384,028	47.51

*	Less than 1%.

(1)	Unless otherwise specified, the address of these persons is c/o Harbor Bankshares Corporation, 25 West Fayette Street, Baltimore, Maryland 21201.

(2)	The Company uses the SEC’s definition of beneficial ownership. This means that the persons named in this table have sole or shared voting and/or investment power over the shares shown. Beneficial ownership also includes shares underlying options currently exercisable or exercisable within 60 days.

(3)	Unless otherwise specified, the number of shares shown represents shares of Common Stock.

(4)	Represents 41,600 shares of Common Stock and 51,378 shares of Common Stock issuable upon the exercise of options.

(5)	Represents 8,992 shares of Common Stock issuable upon the exercise of options.

(6)	Represents 4,325 shares of Common Stock and 9,603 shares of Common Stock issuable upon the exercise of options.

(7)	Represents 33,496 shares of Common Stock (including 33,257 shares owned by a corporation controlled by Mr. Gladney) and 6,837 shares of Common Stock issuable upon the exercise of options.

(8)	Represents 9,583 shares of Common Stock (including 3,848 shares jointly owned by Mr. Grasmick and his son and 5,136 shares jointly owned by Mr. Grasmick and his wife) and 13,644 shares of Common Stock issuable upon the exercise of options.

(9)	Represents 3,434 shares of Common Stock (including 3,064 shares jointly owned by Reverend Higgs and his wife) and 6,111 shares of Common Stock issuable upon the exercise of options.

(10)	Represents 6,923 shares of Common Stock (including 619 shares jointly owned by Dr. Kelley and her husband) and 13,644 shares of Common Stock issuable upon the exercise of options.

(11)	Represents 16,093 shares of Common Stock (including 15,435 shares owned by a corporation over which Mr. March has the power to vote) and 13,644 shares of Common Stock issuable upon the exercise of options.

(12)	Includes 32,874 shares of Common Stock owned by three corporations controlled by Mr. Paterakis (J and B Associates, Inc. – 16,437 shares; H & S Bakery, Inc. – 6,164 shares; Northeast Foods, Inc. – 10,273 shares) and 11,300 shares of Common Stock owned by Paterakis Limited Partnership, LLP.

(13)	Includes 3,430 shares of Common Stock jointly owned by Mr. Scott and his wife.

(14)	The number of shares of Common Stock owned does not include 3,757 shares owned by a religious organization over which Pastor Thomas has the power to vote.

(15)	Includes 43,234 shares of Common Stock owned by MMG Ventures L.P. over which Mr. Tucker has authority to vote.

(16)	Represents 9,725 shares of Common Stock and 12,257 shares of Common Stock issuable upon the exercise of options.

(17)	Represents 247,918 shares of Common Stock and 136,110 shares of Common Stock issuable upon the exercise of options.

COMPANY CORPORATE GOVERNANCE

General

The Company’s business is managed under the direction of its Board of Directors. The Board of Directors seeks to increase stockholder value and promote the Company’s long-term growth. The Board of Directors establishes Company policies and strategies and regularly monitors the effectiveness of Company management in carrying out these policies and strategies. As part of the Board of Directors’ commitment to these principles, the Board of Directors regularly reviews the Company’s corporate governance policies and practices. This review includes comparing the Company’s current policies and practices to policies and practices suggested by various groups and authorities active in corporate governance and policies and practices of public companies in general. The Board of Directors will continue to consider the adoption of changes, as appropriate, to enhance the Company’s corporate governance policies and practices and to comply with any rule changes made by the SEC.

Board Organization and Operation

Members of the Board of Directors are kept informed of Company business through discussions with key members of the Company management team, by reviewing materials provided to the Board of Directors and by participating in meetings of the Board and its committees.

The Board of Directors has adopted standards for director independence that are in accordance with the standards adopted by the National Association of Securities Dealers, Inc. (the “NASD”) and utilized by companies with securities quoted on Nasdaq. The Board of Directors is not required to adhere to the independence standards adopted by the NASD because the Common Stock is not quoted or listed on Nasdaq or any other quotation system or exchange. The Board of Directors believes, however, that a board with at least a majority of independent directors is an important part of good corporate governance principles. Based on the Board of Directors’ adopted standards, the Board of Directors has determined that none of its members has a material relationship with the Company and that all of its members are independent directors, except for Messrs. Haskins and Paterakis who are not independent directors because each is an executive officer of the Company. As a result, a significant majority of the members of the Board of Directors is independent.

During 2004, the Board of Directors met 12 times. Each of the nominees and the other directors attended at least 75% of the total Board of Directors meetings and meetings of the board committees on which he or she served, with the exception of Mr. Thomas who attended 50% of these meetings. When necessary or appropriate, the Company’s independent directors meet in executive sessions without the presence of Company management. This gives the independent directors the opportunity to discuss management’s performance and any other matters that one or more independent directors would like to discuss.

Board Committees

Each director who serves on the Board of Directors is also a director on the Bank’s Board of Directors. The Board of Directors has one standing committee: the Audit Committee (the “Audit Committee”). The Bank’s Board of Directors has a Compensation Committee (the “Compensation Committee”) and an Executive Committee (the “Executive Committee”).

Audit Committee. The Audit Committee responsibilities include the appointment of the Company’s independent accountants, the preapproval of all audit services and permitted non-audit services provided to the Company by the Company’s independent accountants, reviews of the independence of the Company’s independent accountants, and reviews of the adequacy of internal accounting and disclosure controls of the Company. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which was attached as Exhibit A to the Company’s proxy statement for the 2004 Annual Meeting of Stockholders. In 2004, the Audit Committee met four times. The current members of the Audit Committee are: Messrs. Vaeth, Chair, Higgs, March, Scott and Tucker. Each member of the Audit Committee is an independent director as defined by the current NASD rules. Mr. Scott has the professional experience deemed necessary to qualify as an audit committee financial expert under the SEC’s rules and regulations.

Compensation Committee. The Compensation Committee structures the compensation of the Company’s executive officers and administers Company employee benefit plans. The Compensation Committee currently does not operate under a written charter. The Compensation Committee met once in 2004. The current members of the Compensation Committee are: Messrs. Grasmick, Chair, DeGraffenreidt and St. John. Each member of the Compensation Committee is an independent director as defined by the current NASD rules.

Executive Committee. The Executive Committee generally has the authority to exercise all of the powers of the Bank’s Board of Directors in the management and direction of the business and affairs of the Bank, subject to specific directions of the Bank’s Board of Directors and the limitations of Maryland law. The Executive Committee met 13 times in 2004. The current members of the Executive Committee are: Messrs. Paterakis, Chair, Haskins, DeGraffenreidt, Grasmick, March and Vaeth and Dr. Kelley. A majority of the members of the Executive Committee is independent as defined by the current NASD rules.

Nomination Process

The Board of Directors does not have a nominating committee. The full Board of Directors performs the functions of a nominating committee. The Board of Directors does not believe it needs a separate nominating committee because the full Board is comprised predominately of independent directors and has the time and resources to perform the function of selecting board nominees. When the Board of Directors performs its nominating function, the Board of Directors acts in accordance with the Company’s corporate charter and bylaws but does not have a separate charter related to the nomination process. Under the Company’s charter, nominations for director may be made by the Board of Directors or by a stockholder of record who delivers notice along with the additional information and materials required by the Company charter to the Company Corporate Secretary not less than 30 days and no more than 60 days before the annual meeting date. For the Company’s annual meeting in 2006, the Company must receive this notice on or after February 18, 2006 and on or before March 20, 2006. Company stockholders may obtain a copy of the Company charter by writing to the Company Corporate Secretary, Harbor Bankshares Corporation, 25 West Fayette Street, Baltimore, Maryland 21201.

The Company’s directors have a critical role in guiding the Company’s strategic direction and in overseeing Company management. The Board of Directors considers candidates for the Board based upon several criteria, including their broad-based business and professional skills and experiences, concern for the long-term interests of stockholders, and personal integrity and judgment. Candidates should have reputations, both personal and professional, consistent with the Company’s image and reputation. Because diversity is important, the Board of Directors seeks to ensure that its directors reflect the gender and ethnic diversity of the Company’s community. The majority of directors on the Board of Directors should be “independent,” not only as that term may be legally defined, but also without the appearance of any conflict in serving as a director. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of the banking industry. Accordingly, the Board of Directors seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to the Company.

The Board of Directors utilizes the following process for identifying and evaluating nominees to the Board. In the case of incumbent directors whose terms of office are set to expire, the Board of Directors reviews such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation and quality of performance. In the case of new director candidates, the directors on the Board of Directors are polled for suggestions as to potential candidates that may meet the criteria above, discuss candidates suggested by Company stockholders and may also engage, if the Board of Directors deems appropriate, a professional search firm. To date, the Board of Directors has not engaged professional search firms to identify or evaluate potential nominees but may do so in the future, if necessary. The Board of Directors then meets to discuss and consider these candidates’ qualifications and then chooses a candidate by majority vote.

Director Attendance at Company Annual Meetings

The Company does not have a formal policy regarding attendance by members of the Board of Directors at the Company’s annual meetings of stockholders. The Company has always encouraged its directors to attend its annual meetings of stockholders and expects to continue this policy. In 2004, 15 Company directors attended the Company’s annual meeting of stockholders.

Stockholder Communications with the Board

The Company does not have a formal process for stockholder communications with the Board of Directors. The Company has made an effort to ensure that the Board of Directors or individual directors, as applicable, hear the views of Company stockholders. The Company believes that it has been responsive regarding conveying stockholder communications to the Board of Directors.

Code of Ethics and Business Conduct

For years the Company has had policies regarding conflicts of interest and securities law compliance. The Company has adopted a Code of Ethics and Business Conduct that reflects these longstanding policies and contains additional policy initiatives. The Company requires all its directors, executive officers and employees to adhere to the Code of Ethics and Business Conduct in addressing the legal and ethical issues encountered in conducting their work. The Code of Ethics and Business Conduct requires that Company directors, executive officers and employees avoid conflicts of interest, comply with securities laws and other legal requirements and conduct business in an honest and ethical manner. The Company conveys to its directors, executive officers and employees both their obligations and responsibilities under and the importance of the Code of Ethics and Business Conduct.

Directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct. The Company has established procedures for receiving, retaining and treating complaints received regarding accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Company stockholders may obtain a copy of the Code of Ethics and Business Conduct by writing to the Company Corporate Secretary, Harbor Bankshares Corporation, 25 West Fayette Street, Baltimore, Maryland 21201. A copy of the Code of Ethics and Business Conduct has been filed with the SEC as an exhibit to the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004.

AUDIT COMMITTEE REPORT

The Audit Committee is composed of five directors, all of whom are independent in accordance with current NASD rules. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which was attached as Exhibit A to the Company’s proxy statement for the 2004 Annual Meeting of Stockholders, and is responsible for overseeing the Company’s financial reporting process on behalf of the Board of Directors.

Management is responsible for the Company’s consolidated financial statements and the financial reporting process, including internal controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and Stegman & Company, the Company’s independent auditors. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent auditors. The Audit Committee discussed with Stegman & Company the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). These matters included a discussion of Stegman & Company’s judgments about the quality (not just the acceptability) of the Company’s accounting principles as applied to financial reporting.

Stegman & Company also provided the Audit Committee with the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with Stegman & Company that firm’s independence. The Audit Committee reviewed the audit and non-audit services provided by Stegman & Company to the Company.

Based upon the Audit Committee’s discussion with management and the independent auditors and the Audit Committee’s review of the representation of management and the disclosures by the independent auditors to the Audit Committee, the Audit Committee recommended that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004, for filing with the SEC.

The Audit Committee has retained Stegman & Company as the Company’s independent auditors for 2005.

Audit Committee

George F. Vaeth, Jr., Chair

Nathaniel Higgs

Erich March

James Scott, Jr.

Stanley W. Tucker

COMPANY’S INDEPENDENT PUBLIC ACCOUNTANTS

General

The Audit Committee has retained Stegman & Company as independent public accountants to audit the Company’s 2005 consolidated financial statements. Stegman & Company also audited the Company’s consolidated financial statements for 2003 and 2004. A representative of Stegman & Company is expected to be present at the Annual Meeting, with the opportunity to make a statement if he or she decides, and will respond to appropriate questions.

Audit and Non-Audit Fees

	2003	2004
Audit Fees	$58,000	$59,950
Audit-Related Fees	1,200	2,250
Tax Fees	6,500	10,725
All Other Fees	—	—

Total	$65,700	$72,925

Fees that the Company paid to Stegman & Company in 2003 and 2004 are set forth in the above table. Audit fees are fees the Company paid Stegman & Company for the audit and quarterly reviews of the Company’s consolidated financial statements, assistance with and review of documents filed with the SEC, consent procedures and accounting consultations related to transactions and the adoption of new accounting pronouncements. Audit-related fees are fees for services that are reasonably related to the performance of the audit or the review of the Company’s consolidated financial statements and principally included consultation concerning financial accounting and reporting standards. Tax fees primarily included tax compliance services. Stegman & Company did not provide any other services to the Company in 2003 or 2004.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent public accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The Audit Committee has delegated pre-approval authority to its Chair when expedition of services is necessary. The Chair is required to report any decisions to pre-approve such services to the full Audit Committee at its next meeting. The independent public accountants and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent public accountants in accordance with this pre-approval, and the fees for the services performed to date.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Summary Compensation Table

The following table shows compensation paid to certain executive officers of the Company for the three-year period ended December 31, 2004. No other executive officer of the Company received total annual compensation in excess of $100,000 during such period.

		Annual Compensation
Name and Position	Year	Salary	Bonus	All Other Compensation
Joseph Haskins, Jr. (1)(2)	2004	$207,168	$165,734	$6,191
Chairman, President and	2003	203,105	182,795	6,191
Chief Executive Officer	2002	197,188	118,313	6,191

Teodoro J. Hernandez	2004	91,781	9,179	—
Vice President and Treasurer	2003	90,000	17,000	—
	2002	89,004	8,774	—

(1)	Bonus paid pursuant to the terms of Mr. Haskins’ employment agreement.

(2)	All other compensation represents premiums for term life benefit paid by the Company.

Option Grants in Last Fiscal Year

The Company has adopted stock option plans, pursuant to which it has reserved 226,886 shares of its Common Stock for the issuance of options. The following table sets forth information regarding the options granted to the named executive officers during 2004:

Name	Number of Shares Underlying Options Granted	Percent of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price Per Share	Market Price Per Share on Date of Grant	Expiration Date
Joseph Haskins, Jr.	4,227	43.0%	$21.69	$20.00	1/1/2014
Teodoro J. Hernandez	1,253	12.6	21.69	20.00	1/1/2014

Aggregated Option Exercises in Last Fiscal Year

and Year End Value of Options

The following table sets forth the aggregated option exercises in 2004 and the option values at December 31, 2004, based upon a market value for Company Common Stock of $25.00 per share:

Name	Number of Shares Acquired On Exercise	Value Realized	Number of Unexercised Options at Fiscal Year- End(1)	Value of Unexercised in-the-Money Options at Fiscal Year- End
Joseph Haskins, Jr.	513	$7,763	51,378	$426,582
Teodoro J. Hernandez	—	—	8,992	70,490

(1)	Currently exercisable options.

Compensation of Directors

Directors of the Company receive a fee of $517 for each board meeting attended ($1,033 if the director is a member of the Company’s Executive Committee), but do not receive a fee for attendance at committee meetings. Mr. Vaeth received an additional fee of $4,200 for acting as secretary at each of the board and board committee meetings. Total fees paid to directors of the Company during 2004 were $107,014. Directors who are not employed by the Company or the Bank are permitted to elect whether to receive their fees in the form of cash or in the form of options to purchase Common Stock of the Company under the 1995 Director Stock Option Plan which has been approved by the Company’s stockholders. The exercise prices of the options will equal the market price of the Common Stock on the date of grant. The Company did not grant any options to its directors in 2004.

Mr. Haskins’ Employment Agreement and Retirement Benefit

Joseph Haskins, Jr. has an employment agreement with the Company and the Bank for a four-year term commencing as of January 1, 2000, which term may be automatically renewed for additional three-year terms unless earlier terminated. The employment agreement provides that Mr. Haskins will serve as Chairman of the Board, President and Chief Executive Officer of the Company and Chairman of the Board and Chief Executive Officer of the Bank at an annual salary of $182,330, subject to annual increases approved by the Company and the Bank. Under the employment agreement, Mr. Haskins may also receive an annual incentive bonus based upon the attainment of goals and objectives set by the Company’s Board of Directors. If the minimum level of such goals and objectives is not met, Mr. Haskins will not be entitled to an incentive bonus. If the Company’s Board of Directors awards Mr. Haskins an incentive bonus, the amount of the bonus will range from 60% to 100% of Mr. Haskins’ then current salary, as determined by the Board of Directors. In addition to the benefit programs, plans, and arrangements of the Company and the Bank generally available to their employees and the normal perquisites provided to their senior executive officers, the employment agreement provides that Mr. Haskins will receive long-term disability insurance, life insurance, and an automobile allowance. Further, the Company must maintain a key man life insurance policy on the life of Mr. Haskins in order to provide the funds necessary to buy his shares of Company Common Stock from his estate or his heirs.

If the Company terminates Mr. Haskins’ employment because he becomes disabled, the Company will continue to provide Mr. Haskins with long-term disability insurance and medical and group life insurance until he attains age 65. Upon termination without cause or resignation with good reason (as those terms are used in the employment agreement), Mr. Haskins would be entitled to (1) severance pay equal to three times his base salary at the time of termination, payable in three equal annual installments, the first of which is due within 30 days of termination, (2) a pro rated bonus based upon the bonus paid in the year prior to termination or resignation, and (3) immediate vesting of his outstanding options. If Mr. Haskins voluntarily resigns without good reason or if the Company terminates his employment for cause, the Company would not have any further obligations to Mr. Haskins under his employment agreement.

The Company must pay a change of control benefit to Mr. Haskins if either (1) within 12 months after a change of control of the Company, the Company terminates Mr. Haskins’ employment without cause or Mr. Haskins terminates his employment for good reason or (2) within 30 days after the expiration of six months after the change in control, Mr. Haskins’ terminates his employment for any reason. The change of control benefit would equal the greater of (1) 2.99 times the average of Mr. Haskins’ gross compensation from the Company over the five-year period before the termination or (2) the amount Mr. Haskins would receive if he was terminated without cause, as described in the prior paragraph. Further, in such event, Mr. Haskins would be entitled to the immediate vesting of his options.

Mr. Haskins may be entitled to receive a retirement benefit under an executive supplemental retirement plan. Mr. Haskins will receive 15 annual payments of the greater of (1) 63% of his final base salary or (2) $200,000, payable at the time of retirement, if he retires at or after age 62. Mr. Haskins will receive 15 annual payments, each payment being equal to 63% of his final base salary, payable at the time of retirement or termination (or in the case of a disability, at the age of 65), if before age 62:

•	Mr. Haskins terminates his employment for good reason or, within 30 days after the expiration of six months after a change of control of the Company, Mr. Haskins terminates his employment with or without good reason; or

•	the Company terminates Mr. Haskins’ employment without cause or because of a disability.

If Mr. Haskins terminates his employment before age 62 without good reason, Mr. Haskins will be entitled to a prorated amount of 63% of his final base salary based upon the number of years he provided service to the Company from the year 2000 until such time as he retires. However, if the Company terminates Mr. Haskins’ employment for cause, Mr. Haskins will forfeit his retirement benefit. In the event of Mr. Haskins’ death, Mr. Haskins’ beneficiaries would be entitled to receive the remainder of the retirement benefit should he die before receipt of the full retirement benefit.

Information Regarding Mr. Hernandez

Mr. Hernandez is 60 years old and has served as Vice President and Cashier of the Bank since 1982 and Vice President and Treasurer of the Company since its formation in 1992. He became a Senior Vice President of the Bank in 1998.

Mr. Hernandez may be entitled to receive a retirement benefit under an executive supplemental retirement plan. Mr. Hernandez will receive 15 annual payments of $40,000, payable at the time of retirement, if he retires at or after age 65. Mr. Hernandez will receive 15 annual payments, in amounts ranging from $5,309 to $40,000, if Mr. Hernandez retires before age 65. In the event of a change of control of the Bank, if Mr. Hernandez’s employment is terminated for any reason (other than a Bank-approved leave of absence), Mr. Hernandez will be entitled to receive the same benefit as if he retired at or after age 65. Mr. Hernandez’s beneficiaries would be entitled to receive the remainder of the retirement benefit should he die before receipt of the full retirement benefit. In the event of Mr. Hernandez’s death while in active service of the Bank, Mr. Hernandez’s beneficiaries would be entitled to receive a lump sum payment ranging from $38,676 to $396,987, depending upon the year of his death. However, if the Board of Directors terminates Mr. Hernandez’s employment for cause, Mr. Hernandez will forfeit his retirement benefit.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Loan Transactions with Directors, Executive Officers, and Affiliates

During the past year the Bank has had loan transactions in the ordinary course of its banking business with directors and executive officers of the Bank and with their affiliates. Loans to such persons were made in the ordinary course of business and did not and do not currently involve more than the normal risk of collectibility or present other unfavorable features. All such loans were made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with non-affiliates. The Bank expects to enter into such transactions in the future. As of December 31, 2004, loans to directors and executive officers of the Bank, and their affiliates, including loans guaranteed by such persons and unfunded commitments made in 2004, aggregated $11,508,000 or approximately 56.9% of tangible stockholders’ equity of the Bank.

Lease of Branch Office Space to the Bank

Since May 1997, the Bank has leased approximately 2,600 square feet from Harbor East – Office, LLC for one of the Bank’s branch offices located in Baltimore, Maryland. A majority of the outstanding membership interests of Harbor East – Office, LLC is beneficially owned by John Paterakis, who serves as a director of the Company and the Bank and as Chairman of the Executive Committee of the Bank’s Board of Directors. In 2004, the Bank’s monthly lease payments for these premises were $5,832.96. The current lease term expires in May 2007, and the Bank has two five-year options to renew. The Company believes that this lease is on terms no less favorable to the Bank than those that would be available to the Bank in an arm’s length transaction with a third party.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely on the Company’s review of the copies of the forms received by it, or written representations from certain reporting persons that they were not required to file Form 5, the Company believes that, with regard to the transactions required to have been reported in 2004 or on a Form 5 for the year ended December 31, 2004, all of the directors and executive officers of the Company have made the necessary filings in compliance with Section 16(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder by the SEC.

OTHER MATTERS

The management of the Company knows of no matters to be presented for action at the meeting other than those mentioned above; however, if any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such other matters in accordance with their judgment of the best interest of the Company. Other than the election of directors, each matter to be submitted to the stockholders requires the affirmative vote of a majority of all the shares voted at the meeting or a majority of all the shares outstanding and entitled to be voted.

STOCKHOLDER PROPOSALS

The Company must receive any stockholder proposal intended to be presented at the 2006 Annual Meeting of Stockholders by November 18, 2005 for inclusion in the Company’s proxy statement and proxy relating to that meeting. The Company will be able to use proxies given to it for next year’s meeting to vote for or against any such proposal at the Company’s discretion unless the proposal is submitted to the Company on or before March 20, 2006.

HARBOR BANKSHARES CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Harbor Bankshares Corporation (the “Company”) hereby appoints Joseph Haskins, Jr. and George F. Vaeth, Jr., or either of them, the lawful attorneys and proxies of the undersigned with full power of substitution to vote, as designated below, all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders called to convene on April 20, 2005, and at any and all adjournments or postponements thereof.

(1)	Election of directors.

[    ]    For all nominees listed below (except as marked to the contrary below).

[    ]    Withhold authority to vote for all nominees listed below.

  James H. Degraffenreidt, Jr., Joe Louis Gladney, Louis J. Grasmick, Joseph Haskins, Jr. and John D. Ryder

  (To withhold authority to vote for any individual nominee, strike out the nominee’s name.)

(2)	In their discretion on such other matters as may properly come before the meeting.

(Continued and to be signed on other side)

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy. In the absence of specific instructions, proxies will be voted for the directors named in the proxy statement and in the best discretion of the proxy holders as to any other matters.

Dated , 2005

Signature

Signature

(Please sign as name(s) appears on stock certificate. If joint account, both owners must sign. Executors, administrators, trustees or persons signing in a similar capacity should so indicate.)